UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 15, 2013

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35121 (Commission File Number)	27-1840403 (I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California (Address of principal executive offices)	90067 (Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.             Unregistered Sales of Equity Securities.

On October 15, 2013, Air Lease Corporation (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with an existing security holder of the Company, pursuant to which the Company agreed to issue 1,829,339 shares of its Class A Common Stock, par value $0.01 per share, to such security holder in exchange for an equal number of shares of the Company’s Class B Non-Voting Common Stock, par value $0.01 per share (together with the Class A Common Stock, the “Common Stock”), in a transaction (the “Exchange”) exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.  Following the satisfaction of certain closing conditions, the Exchange closed on October 17, 2013.  No commission or other remuneration was paid or given directly or indirectly for solicitation of the Exchange, and no cash consideration was paid for the shares of Class A Common Stock issued in the Exchange.

The Class A Common Stock and the Class B Non-Voting Common Stock are treated equally and identically, except with respect to voting rights and conversion rights.  The Class A Common Stock and the Class B Non-Voting Common Stock have equal rights to dividends and income, and, therefore, the Company uses the total number of shares of outstanding Common Stock to compute basic net earnings per share and diluted earnings per share.  As a result of the Exchange, the total number of outstanding shares of Class A Common Stock increased by 1,829,339 shares, and no shares of Class B Non-Voting Common Stock are issued or outstanding.  The Exchange did not increase the total number of outstanding shares of the Company’s Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR LEASE CORPORATION
Date: October 18, 2013

	By:	/s/ Carol H. Forsyte
Name: Carol H. Forsyte
Title: Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer